EQUITRANS MIDSTREAM ANNOUNCES FIRST QUARTER 2023 RESULTS
Canonsburg, PA (May 2, 2023) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the first quarter 2023. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
Q1 2023 Highlights:
•Delivered strong financial results ahead of forecast
•Reported $106.1 million of net income and $299.6 million of Adjusted EBITDA
•Generated $224.7 million of net cash from operating activities and $94.2 million of free cash flow
•Recorded 67% of total operating revenue from firm reservation fees
"The MVP project has almost certainly gone through more environmental review and scrutiny than any natural gas pipeline project in U.S. history, and we believe the immense amount of quality work, in-depth analysis, and comprehensive agency conclusions must be recognized at all levels," said Thomas F. Karam, Equitrans chairman and chief executive officer. "This extensive review includes a third Biological Opinion, which was issued in February by the U.S. Fish and Wildlife Service, and a second Final Supplemental Environmental Impact Statement, which was published by the U.S. Forest Service in April."
Karam continued, “While disappointed by the Fourth Circuit Court decision to vacate MVP's West Virginia Water Quality Certification, we were not surprised given the hostile tone of the oral argument held last October. We firmly believe that the issues raised in the Court’s decision can and will be addressed by the West Virginia DEP. The path to an MVP completion during 2023 is narrower but based on the diligent and comprehensive work being done by the staff at various state and federal agencies and the expected overall permitting timeline, we believe the possibility of commencing forward construction this summer still exists. The MVP joint venture continues to work closely with all agencies involved and is continuing to proceed with the regular way permitting path, however the recent Court action on the West Virginia Water Quality Certification only serves to highlight the critical need for Congress to act on permitting reform legislation. We remain encouraged by the bipartisan support for permitting reform and believe there remain prospects for legislation.”
"Our operations are off to a good start as we delivered strong first quarter results for our stakeholders," said Diana M. Charletta, Equitrans president and chief operating officer. "We continue to find innovative ways of utilizing our assets to drive efficiency and lower capital requirements. This past quarter, the team negotiated a transmission customer's buyout of an existing transmission capacity contract and initiated a subsequent successful open season for the newly-available capacity. On the operations side, we are on track to add water storage capacity in the second quarter and expect to substantially complete our mixed-use water system later this year. We also expect to receive all approvals necessary to begin work later this year on our OVCX expansion project, which will add incremental capacity to reach key takeaway pipelines in Ohio. And last, on the ESG front, our teams are working on additional mitigation of our operational methane emissions towards our 2030 climate goals, the development of our TCFD reporting framework, and the implementation of a formal Environmental Management System, which will prepare us for future ISO 14001 certification.”

2023 FIRST QUARTER SUMMARY RESULTS

Three Months Ended March 31,
$ millions (except per share metrics)	2023
Net income attributable to ETRN common shareholders	$87.1
Adjusted net income attributable to ETRN common shareholders	$96.4
Earnings per diluted share attributable to ETRN common shareholders	$0.20
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.22
Net income	$106.1
Adjusted EBITDA	$299.6
Deferred revenue	$77.1
Net cash provided by operating activities	$224.7
Free cash flow	$94.2
Retained free cash flow	$29.3
Net income attributable to ETRN common shareholders for the first quarter 2023 was impacted by several items, including an $8.5 million unrealized loss on derivative instruments and $4.1 million of operating expense related to the November 2022 Rager Mountain natural gas storage field incident (discussed below). The unrealized loss is reported within other (expense) income, net, and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds beginning with the quarter in which the Mountain Valley Pipeline (MVP) is placed in-service through the fourth quarter of 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end.
As a result of the gathering agreement entered into with EQT in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average gathering rate applied over the remaining contract life. The difference between the cash received from the MVC and the revenue recognized results in the deferral of revenue into future periods. Deferred revenue for the first quarter 2023 was $77.1 million.
Operating revenue for the first quarter 2023 increased by $34.2 million compared to the same quarter last year, primarily as a result of approximately $23.8 million in a one-time transmission contract buyout, a $5.0 million one-time gathering contract buyout, higher water services revenue, and partly offset by lower gathered volumes. Operating expenses increased by $15.0 million compared to the first quarter 2022, primarily from $4.1 million of expenses related to the Rager Mountain natural gas storage field incident and increased operating and maintenance, selling, general and administrative, and depreciation expenses.
QUARTERLY DIVIDEND
For the first quarter 2023, ETRN will pay a quarterly cash dividend of $0.15 per common share on May 15, 2023 to ETRN common shareholders of record at the close of business on May 5, 2023.

TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

Three Months Ended March 31,
$ millions	2023
MVP	$34
Gathering(1)	$57
Transmission	$9
Water	$11
Total	$111
(1)Excludes $3.2 million of capital expenditures related to the noncontrolling interest in Eureka Midstream Holdings, LLC (Eureka) for the three months ended March 31, 2023.
2023 GUIDANCE
Due to the uncertainty around the MVP project's ultimate path to completion and timing of forward construction, ETRN has provided full-year 2023 guidance assuming an MVP completion in late 2023 and provided full-year 2023 guidance assuming the absence of MVP's forward construction and completion in 2023. The MVP project in-service timing impacts revenue recognition under certain related gathering and transportation agreements with EQT, including deferred revenue and the Henry Hub cash bonus payment provision. Therefore, ETRN is unable to provide full-year 2023 guidance for net income, adjusted EBITDA, and deferred revenue for the potential outcome in which there is no forward construction and completion of MVP in 2023, as the basis for any potential delay beyond 2023 is not known or reasonably able to be estimated.
Full-Year 2023 Financial Outlook(1)

$ millions	With MVP(2)	Without MVP(3)
Net income	$330 - $410	-
Adjusted EBITDA	$990 - $1,070	-
Deferred Revenue	$330 - $335	-
Free cash flow	$(175) - $(95)	$275 - $355
Retained free cash flow	$(435) - $(355)	$15 - $95
(1)Full-year 2023 includes an estimate of $8 - $10 million of operating expenses related to the Rager Mountain natural gas storage field incident based on current information. The full-year 2023 guidance does not include estimates of all potential costs and expenses from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
(2)Assumes MVP construction completion by 12/31/2023 and accordingly contractual obligations would commence 1/1/2024. Does not include any of the potential $60 million Henry Hub bonus, which is dependent on MVP in-service and natural gas prices exceeding certain thresholds. The deferred revenue amounts are subject to the ultimate in-service date of MVP.
(3)Assumes no MVP forward construction and completion in 2023.

Q2 2023 Financial Outlook(1)(2)

$ millions
Net income	$30 - $50
Adjusted EBITDA	$220 - $240
Deferred Revenue	$80 - $85
(1)Q2 2023 includes an estimate of $2 million of operating expenses related to the Rager Mountain natural gas storage field incident based on current information. The Q2 2023 guidance does not include estimates of all potential costs and expenses from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
(2)Assumes MVP construction completion by 12/31/2023 and accordingly contractual obligations would commence 1/1/2024. The deferred revenue amounts are subject to the ultimate in-service date of MVP.
Full-Year 2023 Capital Expenditures and Capital Contribution Outlook

$ millions	With MVP(1)	Without MVP(2)
MVP	$600 - $640	$150 - $200
Gathering(3)	$240 - $290	$240 - $290
Transmission(4)	$90 - $100	$90 - $100
Water	$45	$45
Total	$975 - $1,075	$525 - $635
(1)Assumes MVP construction completion by 12/31/2023.
(2)Assumes no MVP forward construction and completion in 2023.
(3)Excludes approximately $15 million of capital expenditures related to the noncontrolling interest in Eureka.
(4)Full-year 2023 includes an estimate of $5 - $10 million of capital expenditures related to the Rager Mountain natural gas storage field incident based on current information. The full-year 2023 guidance does not include estimates of all potential capital expenditures from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
BUSINESS AND PROJECT UPDATES
Outstanding Debt and Liquidity
As of March 31, 2023, ETRN reported $6.4 billion of consolidated debt; $190.0 million of borrowings and $234.9 million of letters of credit outstanding under EQM's revolving credit facility; $303.0 million of borrowings under Eureka's revolving credit facility; and $52.5 million of cash.
Rager Mountain Natural Gas Storage Field Incident Update
In Q4 2022, an issue with a storage well at ETRN's Rager Mountain natural gas storage field caused the venting of natural gas, which lasted for approximately 13 days. ETRN remains engaged with a leading firm involved in analyzing storage field incidents to conduct an independent, root cause investigation of the incident, which is progressing. ETRN also continues to coordinate with the Pennsylvania Department of Environmental Protection (PADEP) and Federal Pipeline and Hazardous Materials Safety Administration (PHMSA).
Further, ETRN initiated a comprehensive review of all of its storage wells, including wells at the Rager Mountain facility, and this review of storage field asset integrity is ongoing. The PADEP and the PHMSA are continuing to investigate the incident and ETRN continues to cooperate in such investigations. In the first quarter, ETRN incurred expenses of $4.1 million related to post-incident response activities. For the full-year 2023, ETRN estimates that it will incur approximately $8 - $10 million of expenses related to post-incident response activities. For further information, refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent Form 10-Qs.
Transmission Capacity Optimization
In the first quarter of 2023, ETRN received a one-time payment of $23.8 million from a transmission customer in exchange for the early termination of 200 MMcf per day of firm transmission capacity that was scheduled to fully expire by mid-year 2025. Subsequent to the early termination, ETRN completed an open season for the available transmission capacity and secured a firm capacity commitment that commenced on April 1, 2023, for an average of 95 MMcf per day through 2025 and an average of 58 MMcf per day from 2026 through 2030. ETRN is also engaged in active negotiations with potential shippers for the remaining available capacity.
Ohio Valley Connector Expansion Project
ETRN expects to receive all necessary approvals in the first half of 2023 and, accordingly, ETRN is targeting the incremental capacity to be in-service during the first half of 2024. OVCX will increase deliverability on ETRN's Ohio Valley Connector pipeline by approximately 350 MMcf per day and is designed to meet growing demand in key markets in the mid-continent and Gulf Coast through existing interconnects with long-haul pipelines in Clarington, OH. ETRN expects to invest approximately $160 million in the project, which is primarily supported by a long-term firm capacity commitment of 330 MMcf per day.
Mountain Valley Pipeline
On February 28, 2023, the U.S. Fish and Wildlife Service issued a Biological Opinion for the project and project opponents recently sought a stay in the U.S. Fourth Circuit Court of Appeals (Fourth Circuit), which litigation is ongoing. On March 29, 2023, the Virginia Water Quality Certification was upheld by the Fourth Circuit. On April 3, 2023, the West Virginia Water Quality Certification was vacated by the Fourth Circuit, based on the Fourth Circuit's view that certain aspects of the certification did not reflect sufficient explanation and that certain additional requirements should have been incorporated. ETRN believes that the West Virginia Department of Environmental Protection will adequately address the Fourth Circuit's concerns. ETRN expects the U.S. Army Corps of Engineers to issue the necessary water crossing approval subsequent to the issuance of the West Virginia Water Quality Certification. On April 13, 2023, the U.S. Forest Service published the project's Final Supplemental Environmental Impact Statement related to the Jefferson National Forest. ETRN expects the forest crossing Record of Decision from the U.S. Forest Service and Right-of-Way Authorization from the Bureau of Land Management by mid-May 2023.
Overall, ETRN expects the agencies will issue the required authorizations for the project by the early summer, allowing for a completion in late 2023 at a total project cost of approximately $6.6 billion, however, there remains significant risk and uncertainty, including regarding current and likely litigation at the Fourth Circuit. In addition to pursuing the regular way permitting path, ETRN continues to support the potential enactment of federal energy infrastructure permitting reform legislation that specifically requires the completion of the MVP project. ETRN continues to see bipartisan support and prospects for such legislation. ETRN believes that the MVP JV will complete the four to five months of remaining construction activity as promptly as practicable once authorized and fully mobilized and that the total project cost would be approximately $6.6 billion if MVP's completion is achieved in 2023. Through March 31, 2023, ETRN has funded approximately $2.8 billion and, if the MVP project were to be completed in 2023 at a total project cost of $6.6 billion, ETRN expects to fund a total of approximately $3.4 billion and to have an approximate 48.1% ownership interest in MVP. ETRN will operate the pipeline.
MVP Southgate
The MVP JV continues to evaluate the MVP Southgate project and is focused on active negotiations with the shipper and a prospective customer regarding refining the project's design, scope and/or timing in lieu of pursuing the project as originally contemplated. ETRN has a 47.2% ownership interest in MVP Southgate and is expected to operate the pipeline.
Water Services
ETRN expects to place into service its second above ground water storage facility in May 2023, which will bring total storage capacity to 350,000 barrels. The mixed-use water system is expected to be substantially completed in 2023.
In the first quarter, water operating income was $12.4 million and water EBITDA was $18.2 million. For 2023, ETRN expects water EBITDA of approximately $45 million.

Q1 2023 Earnings Conference Call Information
ETRN will host a conference call with security analysts today, May 2, 2023, at 10:30 a.m. (ET) to discuss first quarter 2023 financial results, operating results, and other business matters.
Call Access: A webcast/audio live stream of the call will be available on the internet, and participants are encouraged to pre-register online, in advance of the call. A link to the webcast/audio live stream will be available on the Investors page of ETRN’s website the day of the call.
Security Analysts :: Dial-In Participation
To participate in the Q&A session, security analysts may access the call in the U.S. toll free at (888) 330-3573; and internationally at (646) 960-0677. The ETRN conference ID is 6625542.
All Other Participants :: Webcast/Audio Live Stream Registration
Please Note: For optimal audio quality, the webcast is best supported through Google Chrome and Mozilla Firefox browsers.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 770-2030 or (647) 362-9199. The ETRN conference ID: 6625542.
ETRN management speaks to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income (loss) attributable to ETRN common shareholders, earnings (loss) per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders, including, as applicable, impairments of long-lived assets and equity method investments, unrealized gain (loss) on derivative instruments, loss on extinguishment of debt, gain on the sale of gathering assets, expenses for the Rager Mountain natural gas storage field incident (Rager Mountain incident), and the related tax impacts of these items, which items affect the comparability of results period to period. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN’s industry, ETRN’s definitions of adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income (loss) attributable to ETRN common shareholders or actual earnings (loss) of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023. Diluted weighted average common shares outstanding assumes dilution for each applicable period.

Reconciliation of Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended March 31,
(Thousands, except per share information)	2023	2022
Net income attributable to ETRN common shareholders	$87,054	$80,490
Add back (deduct):
Unrealized loss (gain) on derivative instruments	8,494	(1,605)
Rager Mountain incident	4,122	—
Tax impact of non-GAAP items(1)	(3,272)	418
Adjusted net income attributable to ETRN common shareholders	$96,398	$79,303
Diluted weighted average common shares outstanding, assuming dilution	434,254	433,913
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.22	$0.18
(1)The adjustments were tax effected at ETRN’s federal and state statutory tax rate for each period including certain discrete valuation allowance adjustments.
Adjusted EBITDA
Adjusted EBITDA excludes the impact of certain non-operating income and expenses, non-cash items, and other items that ETRN believes are not indicative of ETRN's ongoing operations or affect the comparability of results period to period. As used in this news release, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, expenses for the Rager Mountain incident, and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, gain on sale of gathering assets, and adjusted EBITDA attributable to noncontrolling interest.
The table below reconciles adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended March 31, 2023.
Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
(Thousands)	2023	2022
Net income:	$106,091	$98,893
Add (deduct):
Income tax (benefit) expense	(3,784)	5,601
Net interest expense	104,957	93,121
Depreciation	69,404	67,043
Amortization of intangible assets	16,205	16,205
Preferred Interest payments	2,746	2,746
Non-cash long-term compensation expense	3,468	4,828
Rager Mountain incident	4,122	—
Equity income	(122)	(4)
AFUDC – equity	(206)	(59)
Unrealized loss (gain) on derivative instruments	8,494	(1,605)
Adjusted EBITDA attributable to noncontrolling interest(1)	(11,819)	(9,834)
Adjusted EBITDA	$299,556	$276,935

(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended March 31, 2023 was calculated as net income of $4.4 million plus depreciation of $3.2 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $2.1 million. Adjusted EBITDA attributable to noncontrolling interest for the three months ended March 31, 2022 was calculated as net income of $3.8 million, plus depreciation of $3.0 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $0.9 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to Series A Preferred Shareholders, premiums and fees paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), and capital contributions to MVP JV.
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended March 31, 2023.
Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended March 31,
(Thousands)	2023	2022
Net cash provided by operating activities	$224,720	$185,946
Add (deduct):
Principal payments received on the Preferred Interest	1,429	1,351
Net cash provided by operating activities attributable to noncontrolling interest(1)	(9,528)	(8,318)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(14,628)
Capital expenditures(3)(4)	(73,259)	(68,285)
Capital contributions to MVP JV	(34,513)	(72,537)
Free cash flow	$94,221	$23,529
Less:
Dividends paid to common shareholders(5)	(64,964)	(64,901)
Retained free cash flow	$29,257	$(41,372)
(1)Reflects 40% of $23.8 million and $20.8 million, which was Eureka’s standalone net cash provided by operating activities for the three months ended March 31, 2023 and March 31, 2022, respectively, which represents the noncontrolling interest portion for the three months ended March 31, 2023 and March 31, 2022, respectively.
(2)Reflects cash dividends paid of $0.4873 per ETRN Series A Perpetual Convertible Preferred Share.
(3)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(4)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(5)Fourth quarter 2022 dividend of $0.15 per ETRN common share was paid during the first quarter 2023.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense (benefit), the impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities, without unreasonable effort. ETRN provides a range for the forecasts of net income (loss), adjusted EBITDA, deferred revenue, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending, receipts and project in-service (as applicable) and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means water operating income (loss) plus, as applicable, depreciation and impairment of long-lived assets of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income (loss), operating income or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income (loss) and operating income. Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income (loss) as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended March 31, 2023.

ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income (loss), the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expense, to individual assets within its business segments. Water operating income (loss) includes the impact of depreciation expense, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, the reconciliation of projected water EBITDA from projected water operating income (loss) is not available without unreasonable effort.
Reconciliation of Water EBITDA

	Three Months Ended March 31,
(Thousands)	2023	2022
Water operating income (loss)	$12,373	$(1,925)
Add: Depreciation	5,863	4,517
Water EBITDA	$18,236	$2,592
About Equitrans Midstream Corporation:
Equitrans Midstream Corporation has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located infrastructure assets in the Marcellus and Utica regions, Equitrans has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 140-year history in the energy industry, Equitrans was launched as a standalone company in 2018 with a vision to be the premier midstream services provider in North America. While working to meet America's growing need for clean-burning energy, Equitrans is proud of its environmental, social, and governance (ESG) practices, striving every day to preserve and protect the environment, provide an engaging workplace for its employees, support and enrich its local communities, and to deliver sustained value for customers and shareholders.
Visit www.equitransmidstream.com; and to learn more about our ESG practices visit www.equitransmidstream.com/sustainability-reporting/
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “focused,” “goal,” “guidance,” “scheduled,” “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target,” “seek,” “strive,” “view,” “continue,” "would," "approximate," or "outlook" and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication may include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance in respect of ETRN’s gathering, transmission and storage and water services revenue and volume, including the anticipated effects associated with the February 2020 Gas Gathering and Compression Agreement (and as subsequently amended) and related documents entered into with EQT Corporation (EQT) and certain affiliates (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, gathering rates, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, leverage, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in timing for such project); the ultimate gathering MVC fee relief, and timing thereof, provided to EQT under the EQT Global GGA and related agreements; ETRN’s ability to de-lever and timing and means thereof; the ultimate financial, business, reputational and/or operational impacts resulting, directly or indirectly, from the Rager Mountain incident; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water operating (loss) income, water EBITDA, net (loss) income, free cash flow, retained free cash flow (and usage thereof), leverage ratio, build multiples and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the targeted or ultimate timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost to construct or restore right-of-way for, capacity of, shippers for, timing and durability of regulatory approvals and concluding litigation, final design (including project scope, expansions, extensions or refinements and capital and incremental adjusted EBITDA related thereto), ability to contract additional capacity on, mitigate emissions from, targeted in-service dates of, and completion (including potential timing of such completion) of current, planned or in-service projects or assets, in each case as applicable; future bipartisan support for, and the potential timing for, federal energy infrastructure permitting reform legislation favorable to the MVP project to be enacted; the ultimate terms, partner relationships and structure of the MVP JV and ownership interests therein; the impact of changes in assumptions and estimates relating to the potential completion and full in-service timing of the MVP project (as well as changes in such timing) on, among other things, the fair value of the Henry Hub cash bonus payment provision of the EQT Global GGA, gathering rates, the amount of gathering MVC fee relief and the estimated transaction price allocated to ETRN's remaining performance obligations under certain contracts with firm reservation fees and MVCs; ETRN’s ability to identify and complete opportunities to optimize its existing asset base and/or expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to bring, and targeted timing for bringing, in-service the remainder of its mixed-use water system (and expansions thereto), and realize benefits therefrom in accordance with its strategy for its water services business segment; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality, accretion and other benefits associated with transactions, including through increased scale; the potential for the MVP project, EQM Midstream Partners, LP’s leverage, customer credit ratings changes, defaults, acquisitions, dispositions and financings to impact EQM’s credit ratings and the potential scope of any such impacts; the effect and outcome of contractual disputes, litigation and other proceedings, including regulatory investigations and proceedings; the potential effects of any consolidation of or effected by upstream gas producers, whether in or outside of the Appalachian Basin; the potential for, timing, amount and effect of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows, cash flow profile (and support therefor from certain contract structures) and MVCs, including those associated with the EQT Global GGA, and the potential impacts thereon of the commission and in-service timing (or absence thereof) and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; ETRN’s ability to recoup replacement and related costs; future dividend amounts, timing and rates; statements regarding macroeconomic factors affects on ETRN’s business, including, future commodity prices and takeaway capacity constraints in the Appalachian Basin; future decisions of customers in respect of production growth, curtailing natural gas production, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business, and the effect, if any, on such future decisions should the MVP be brought in-service; ETRN’s liquidity and financing position and requirements, including sources, availability and sufficiency; statements regarding future interest rates and/or reference rates and the potential impacts thereof; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements; the MVP JV’s ability to raise project-level debt, and the anticipated proceeds that ETRN expects to receive therefrom; expectations regarding natural gas and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA and other commercial agreements; ETRN’s ability to position itself for a lower carbon economy, achieve, and create value from, its ESG and sustainability targets and aspirations (including targets and aspirations set forth in its climate policy) and respond, and impacts of responding, to increasing stakeholder scrutiny in these areas; the effectiveness of ETRN’s information technology and operational technology systems and practices to detect and defend against evolving cyberattacks on United States critical infrastructure; the effects and associated cost of compliance with existing or new government regulations including any quantification of potential impacts of regulatory matters related to climate change on ETRN; and future tax rates, status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Part I, "Item 1A. Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the SEC), as updated by any risk factors disclosed under Part II, "Item 1A. Risk Factors," of ETRN’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 to be filed with the SEC, and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2023	2022(1)

	(Thousands, except per share amounts)
Operating revenues	$376,337	$342,146
Operating expenses:
Operating and maintenance	42,862	33,081
Selling, general and administrative	32,622	29,717
Depreciation	69,404	67,043
Amortization of intangible assets	16,205	16,205
Total operating expenses	161,093	146,046
Operating income	215,244	196,100
Equity income	122	4
Other (expense) income, net	(8,102)	1,511
Net interest expense	(104,957)	(93,121)
Income before income taxes	102,307	104,494
Income tax (benefit) expense	(3,784)	5,601
Net income	106,091	98,893
Net income attributable to noncontrolling interests	4,409	3,775
Net income attributable to ETRN	101,682	95,118
Preferred dividends	14,628	14,628
Net income attributable to ETRN common shareholders	$87,054	$80,490

Earnings per share of common stock attributable to ETRN common shareholders - basic	$0.20	$0.19
Earnings per share of common stock attributable to ETRN common shareholders - diluted	$0.20	$0.19

Weighted average common shares outstanding - basic	433,707	433,318
Weighted average common shares outstanding - diluted	434,254	433,913
(1)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items. Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022(4)

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$140,071	$132,597
Volumetric-based fee revenues	70,681	87,193
Total operating revenues	210,752	219,790
Operating expenses:
Operating and maintenance	21,396	22,413
Selling, general and administrative	19,508	19,065
Depreciation	49,349	48,255
Amortization of intangible assets	16,205	16,205
Total operating expenses	106,458	105,938
Operating income	$104,294	$113,852

Other (expense) income, net(2)	$(8,494)	$1,604

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity(1)	5,292	5,256
Volumetric-based services	2,088	2,737
Total gathered volumes	7,380	7,993

Capital expenditures(3)	$59,713	$53,147

(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other (expense) income, net, includes the unrealized (loss) gain on derivative instruments associated with the Henry Hub cash bonus payment provision.
(3)Includes approximately $3.2 million and $3.0 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended March 31, 2023 and March 31, 2022, respectively.
(4)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items. Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$101,722	$102,870
Volumetric-based fee revenues	37,184	7,925
Total operating revenues	138,906	110,795
Operating expenses:
Operating and maintenance	14,390	3,933
Selling, general and administrative	11,706	8,406
Depreciation	13,888	13,894
Total operating expenses	39,984	26,233
Operating income	$98,922	$84,562

Equity income	$122	$4

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	3,345	3,151
Volumetric-based services	3	41
Total transmission pipeline throughput	3,348	3,192

Average contracted firm transmission reservation commitments (BBtu per day)	4,239	4,487

Capital expenditures(1)	$9,189	$4,226

(1)Transmission capital expenditures do not include aggregate capital contributions made to the MVP JV for the MVP and MVP Southgate projects of approximately $34.5 million and $72.5 million for the three months ended March 31, 2023 and March 31, 2022, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022(2)

FINANCIAL DATA	(Thousands, except MMgal amounts)
Firm reservation fee revenues(1)	$9,375	$5,752
Volumetric-based fee revenues	17,304	5,809
Total operating revenues	26,679	11,561
Operating expenses:
Operating and maintenance	7,045	6,718
Selling, general and administrative	1,398	2,251
Depreciation	5,863	4,517
Total operating expenses	14,306	13,486
Operating income (loss)	$12,373	$(1,925)

OPERATIONAL DATA
Water services volumes (MMgal)
Firm capacity reservation(1)	108	110
Volumetric-based services	351	208
Total water volumes	459	318

Capital expenditures	$11,076	$9,565

(1)Includes revenues and volumes from contracts with MVCs or Annual Revenue Commitments (ARCs), as applicable.
(2)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items.  Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

Source: Equitrans Midstream Corporation